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                                                                     EXHIBIT 5.1

                         OPINION OF HOLLAND & KNIGHT LLP



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                                [H&K LETTERHEAD]




                                 March 19, 2003


Reptron Electronics, Inc.
13700 Reptron Boulevard
Tampa, Florida 33626

         Re:  Registration Statement on Form S-8

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") on Form S-8 filed today by Reptron Electronics, Inc. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 2,900,000 shares (the "Shares") of the authorized common stock, par value $.01 per share, of the Company being offered to certain employees of the Company pursuant to the Reptron Electronics, Inc. Amended and Restated Incentive Stock Option Plan and the Reptron Electronics, Inc. 2002 Incentive Stock Option Plan and to certain non-employee directors pursuant to the Reptron Electronics, Inc. Non-Employee Director Stock Option Plan (collectively, the "Plans").

         In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

         Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the exercise of options granted under the Plans, duly authorized, validly issued, and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                   Very truly yours,




                                                   HOLLAND & KNIGHT LLP